Exhibit 10.12

INDEPENDENT CONTRACTOR – ASIC MINING DATA CENTER FIELD SERVICES AGREEMENT

THIS AGREEMENT is effective as of the          8/14/2024         , by and between PaerTree Inc, a Delaware corporation, (hereinafter referred to as “Independent Contractor,” and SPRE Watonga OK, LLC, (hereinafter referred to as “Company”).

WHEREAS, Company; and

WHEREAS, Independent Contractor has expertise that Independent Contractor and Company believe may be applicable to the development and/or commercialization of Company’s products and services;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, Company and Independent Contractor agree as follows:

1.	Terms

1.1	Services. Independent Contractor shall provide services to the Company including:

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On-Site Staffing: PaerTree will furnish two (2) on-site ASIC Technician for eight (8) hours per day, five (5) days per week (Monday through Friday), to perform the tasks outlined in the attached Appendix A: “Scope of Work.” PaerTree will also assign an Operations Manager with a budgeted twenty (20) hours per month of labor and services for oversight and support.

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Work Schedule: Base Services will be performed between 7:00 am and 5:00 pm, Monday through Friday. Adjustments to the work schedule may be considered on a case-by-case basis with written approval from both parties.

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Materials and Equipment: PaerTree may procure parts and materials necessary for Base Services with prior written approval from the Client. The Client will be responsible for reimbursing PaerTree for the costs of and overhead required to procure such approved materials. The client may optionally provide a pre-authorized monthly stipend for regular purchases.

●	Off-Site Work: Base Services may include, but are not limited to, off-site logistics and overhead activities, such as equipment receiving, shipping, deliveries, coordination meetings, and training.
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On-Call Services: PaerTree can provide one (1) on-call ASIC Technician available for emergency field service within approximately 1-1.5 hours outside of Base Service hours. On-Call Services require a 25% premium on the agreed-upon hourly billing rate, as outlined in Appendix B, “Optional Additional Services” for the ASIC Technician. On-call time may be applied towards Base Service hours, but the 25% billing premium will still apply.

*REFER TO APPENDIX A: SCOPE OF WORK FOR BASIC VS. ADVANCED REPAIRS

*REFER TO SECTION 6 FOR PERFORMANCE, QUALITY, AND UPTIME GOALS

Independent Contractor and the Company may agree, orally or in writing, on additional services or development tasks that are to be performed under this Agreement. Any change in compensation, or the term of the agreement, must be in writing. Optional services can be engaged on a case-by-case basis, with mutual consent, without modification of this agreement are outlined in Appendix B, “Optional Additional Services.”

The Independent Contractor reserves the right to adjust billing rates annually by no more than 5% to account for inflation and labor cost increases. Billing rates for optional additional services shall be outlined in Appendix B, “Optional Additional Services.”

1.2    Time and Manner of Performance. Independent Contractor shall devote such time as is required to providing services under this Agreement. Independent Contractor shall be available for telephone and personal consultation and assistance on a reasonable basis consistent with the needs of the Company and the necessary performance of the services described in section 1.1 above. All services hereunder shall be performed in accordance with good professional practice. Government holidays or any other conflicts of schedule shall be handled on a case-by-case basis with good professional practice.

1.3    Fee and Term. As full and complete compensation for Contractor’s services and all rights granted or assigned to Company by Contractor under this Agreement, Independent Contractor shall be compensated at the rate:

$13, 600 per month, as compensation for the services outlined in section 1.1. Paid monthly on the 1st. An additional fee for optional services, reimbursement of any kind, or additional incurred costs will be added on a case-by-case basis.

1.4    Length of Agreement. The initial term of the agreement will remain valid for twelve (12) months with options to extend for additional twelve (12) month periods, without Trial Periods, upon written mutual agreement.

2.	Confidentiality

2.1    “Confidential [Company] Information” means all of [Company]’s system architecture, planning, marketing, financing, and other proprietary know-how (except that excluded herein), whether or not the know-how is the subject of a pending patent application or is a patentable invention. Confidential [Company] Information may be contained in oral communications, as well as in any tangible expressions referring or relating to [Company]’s systems and business practices, including, without limitation, software and hardware, manuals, notes, documentation, technical information, drawings, diagrams, specifications, formulas, industry contacts, and know-how related to any of [Company]’s services; any information regarding products and services incorporating the technology of other companies; and any other information that is clearly marked as confidential or proprietary, or which under the circumstances should in good faith be treated as confidential. In addition, all text, writings, materials, and information developed, created or produced by Independent Contractor for [Company] shall constitute Confidential [Company] Information. Source materials, information and technology developed by Independent Contractor under this Agreement shall also be deemed Confidential [Company] Information upon its conception. Confidential [Company] Information does not include any information that: (i) was known to it prior to its receipt from [Company]; (ii) was received by Independent Contractor from a third party without violation of a nondisclosure obligation of that third party; (iii) is independently developed by or for Independent Contractor without using Confidential [Company] Information; or (iv) is or becomes a part of the public domain through no violation of this Agreement. [Company] shall have the burden in any dispute of showing that information is Confidential [Company] Information.

2.2    Ownership by [Company]. All Confidential [Company] Information disclosed by [Company], all materials referring or relating to Confidential [Company] Information, any software, hardware, equipment or devices incorporating any Confidential [Company] Information are and shall remain the sole and exclusive property of [Company] and, except as set forth in this Agreement, Independent Contractor shall have no interest in or rights to use or disclose Confidential [Company] Information.

2.3    Use of Confidential [Company] Information. Independent Contractor agrees that all Confidential [Company] Information disclosed to Independent Contractor is subject to this Agreement and will be received and held in confidence by Independent Contractor. Independent Contractor will take all necessary steps to prevent disclosure of Confidential [Company] Information to others and will not use or disclose Confidential [Company] Information except as set forth in this Agreement or with the express prior written consent of [Company].

2.4    Employee and Third Party Agreements. Independent Contractor agrees that Confidential [Company] Information disclosed to it under this Agreement and any plans, contacts, software, hardware, equipment or devices incorporating any Confidential [Company] Information may be disclosed or delivered to third parties only with the prior written consent of [Company]. Independent Contractor shall be responsible for ensuring that any permitted third-party recipients of Confidential [Company] Information have signed a Confidential Disclosure and Non-Use Agreement satisfactory to [Company] having obligations of non-disclosure and non-use at least equivalent to those contained in this Agreement.

2.5    [Company] Materials. Independent Contractor will safeguard and return to [Company] when my engagement ends, or sooner if [Company] requests, all documents and property in care, custody or control relating to the engagement or [Company]’s business, including without limitation any documents that contain [Company]’s confidential information. Independent Contractor shall also furnish, on request, to [Company] a certificate from an officer of Independent Contractor verifying that all records relating to Confidential [Company] Information have been destroyed or returned to [Company].

2.6    Proprietary Notices. Independent Contractor shall not remove, obscure or alter any notice of patent, copyright, trade secret or proprietary right on any Confidential [Company] Information without [Company]’s prior written authorization.

2.7    Notification of Unauthorized Disclosure. Independent Contractor shall immediately notify [Company] of any actual or suspected unauthorized use or disclosure of Confidential [Company] Information, and will cooperate with [Company] in obtaining injunctive or other equitable relief and in any suit for damages. If Independent Contractor of any permitted third-party recipients of Confidential [Company] Information receives a subpoena or other legal process seeking disclosure of the Confidential [Company] Information, Independent Contractor shall immediately notify [Company] and cooperate fully with [Company] in contesting such disclosure.

2.8    Continuing Duty. Independent Contractor’s agreement to protect [Company]’s confidential information apply both while Independent Contractor is engaged by [Company] and after the engagement by [Company] ends, regardless of the reason it ends.

2.9    Non-raiding of Employees. So long as Independent Contractor is engaged by [Company] and for twenty-four (24) months after my engagement ends, regardless of the reason it ends, [Company] will not on [Company]’s behalf or on behalf of a client of [Company] directly or indirectly solicit any employee to leave his or her employment with the Independent Contractor. This includes that [Company] will not (a) disclose to any third party the names, backgrounds or qualifications of any employees of the Independent Contractor or otherwise identify them as potential candidates for employment; (b) personally or through any other person approach, recruit or otherwise solicit employees of Independent Contractor to work for any other employer; or (c) participate in any pre-employment interviews with any person who was employed by the Independent Contractor while Independent Contractor was engaged by [Company].

3.	Independent Contractor Covenants and Agrees:

3.1    Independent Contractor Representations and Warranties. Independent Contractor represents and warrants that (a) Independent Contractor has the full power and authority to enter into and to fulfill the terms of this Agreement and to grant the rights described herein; (b) Independent Contractor has not entered and will not enter into any agreements or activities that will or might interfere or conflict with the terms hereof; (c) the Work is and will be wholly original with Independent Contractor and not copied in whole or in part from any other work except materials in the public domain or supplied to Independent Contractor by Company; and (d) neither the Work nor the use thereof infringes upon or violates any right of privacy or publicity of, or constitutes a libel, slander or any unfair competition against, or infringes upon or violates the copyright, trademark rights or other intellectual property rights of any person or entity.

3.2    Indemnity. Independent Contractor agrees to indemnify and hold [Company] harmless against any losses, damages or costs, including attorney’s fees, arising from the unauthorized disclosure or use of Confidential [Company] Information or by third parties to whom Independent Contractor has without [Company] permission disclosed or delivered Confidential [Company] Information or any software, hardware, equipment or devices incorporating any Confidential [Company] Information.

3.3    Independent Contractor’s Performance of Services. Independent Contractor shall perform the Services in a professional manner in accordance with the level of care and skill ordinarily exercised by members of the profession currently practicing under similar conditions. Independent Contractor warrants that the Services performed by Independent Contractor, and any permitted third parties over whom Independent Contractor has legal and/or actual control or supervisory authority (including, without limitation, any agents, employees, or other Independent Contractors) shall be conducted in strict accordance with this Agreement. Independent Contractor furthermore warrants that Independent Contractor shall not use any materials without proper authorization during performance of the Services, and warrants that all services provided under this Agreement shall be original. Independent Contractor shall perform the Services within the time and at the cost provided above.

3.4    Confidentiality of Others. Independent Contractor acknowledges it is [Company]’s policy not to improperly obtain or use confidential, proprietary or trade secret information that belongs to third parties, including others who have employed or engaged Independent Contractor or who have entrusted confidential information to Independent Contractor. Independent Contractor will not use for [Company]’s benefit or disclose to [Company] confidential, proprietary or trade secret information that belongs to others, unless Independent Contractor advises [Company] that the information belongs to a third party and both [Company] and the owners of the information consent to the disclosure and use.

3.5    Non-raiding of Employees. So long as Independent Contractor is engaged by [Company] and for twenty-four (24) months after my engagement ends, regardless of the reason it ends, Independent Contractor will not on Independent Contractor’s behalf or on behalf of a client of Independent Contractor directly or indirectly solicit any employee to leave his or her employment with [Company]. This includes that Independent Contractor will not (a) disclose to any third party the names, backgrounds or qualifications of any [Company] employees or otherwise identify them as potential candidates for employment; (b) personally or through any other person approach, recruit or otherwise solicit employees of [Company] to work for any other employer; or (c) participate in any pre-employment interviews with any person who was employed by [Company] while Independent Contractor was engaged by [Company].

3.6    No Disparagement or Interference. Independent Contractor will not disparage [Company] or its business or products and will not interfere with [Company]’s relationships with its customers, employees, vendors, bankers or others. This applies both while Independent Contractor engaged by [Company] and after this engagement by [Company] ends, regardless of the reason it ends.

3.7    Reasonableness of Terms. Independent Contractor acknowledges that the terms of this agreement are reasonably necessary to protect [Company]’s legitimate business interests and acknowledges that when this engagement with [Company] ends Independent Contractor’s experience and capabilities are such that Independent Contractor can obtain other engagements or employment that does not violate this agreement, and that an injunction to enforce this agreement will not prevent Independent Contractor from earning a reasonable livelihood.

3.8    No Conflicting Agreements. Independent Contractor is not a party to any agreements, such as confidentiality or noncompetition agreements, that limit Independent Contractor’s ability to perform duties for [Company].

3.9    Compliance with Law. Independent Contractor shall perform the Services in accordance with and shall comply with all applicable laws, ordinances, requirements, directions, rules, statutes, regulations and lawful order.

3.10    Restricted Publication. Any publication by Independent Contractor of information based upon information provided to or provided by [Company] shall be subject to the prior review and written approval of [Company].

3.11    Confidentiality by Employees and Others. [Company] hereby authorizes Independent Contractor to disclose Confidential [Company] Information, on a need-to-know basis, to employees of Independent Contractor or any persons contracting for services to Independent Contractor, who will be performing services in accordance with this agreement. Such employees will execute this agreement and in so doing, agree to be bound by the terms here of as if they were Independent Contractor.

3.12    Agreement Confidential. Except as an authorized representative of [Company] may otherwise consent in writing, Independent Contractor will not disclose the nature of any work that Independent Contractor has performed under this Agreement, or any information regarding [Company]’s products, services, processes, inventions, or materials.

4.	Intellectual Property Rights

4.1    [Company] Ownership of Intellectual Property Rights. Independent Contractor agrees and acknowledges that [Company] owns all intellectual property rights in materials or information developed by [Company]. Independent Contractor shall regularly and promptly disclose information and technology developed by Independent Contractor that relates in any way to or is based on Confidential [Company] information to [Company].

4.2    Prior Inventions and Materials. The Company expects Independent Contractor to make use of all resources available to Independent Contractor to complete the services and development tasks set forth herein. Inventions, innovations and writings shall be considered general knowledge or skill of the Independent Contractor and shall become the property of [Company] to the extent utilized by Independent Contractor in providing services hereunder, as set forth in section 4.1 of this Agreement. Independent Contractor shall not disclose to [Company] any information subject to claims or confidential agreements between the Independent Contractor and any third parties. Inventions and proprietary material that shall remain in the possession of either party shall be documented and provided to each party. Neither party shall have no claim to these inventions or materials.

4.3    Protection. Nothing in this Agreement shall be deemed to prevent the Independent Contractor from preparation and prosecution of applications for and the procurement, issuance, maintenance, enforcement and defense of patents, trademarks, service marks, and/or copyrights, throughout the world, based on inventions, and/or subject matter or combinations thereof, disclosed under this Agreement.

4.4    Limitation. Notwithstanding any terms of this Agreement appearing to be to the contrary, this agreement does not apply to any Invention or Work of Independent Contractor for which no equipment, supplies, facilities or trade secret information of [Company] was used and which was developed entirely by the Independent Contractor.

5.	Miscellaneous Provisions

5.1    Relationship Between the Parties. Nothing contained in this Agreement shall be construed as creating any partnership or joint venture between Independent Contractor and [Company]. Independent Contractor undertakes to perform under the terms of this Agreement as an independent contractor. Independent Contractor has no authority to create any obligation, express or implied, on behalf of, or to bind [Company], except as specifically authorized in this Agreement. Independent Contractor is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by Independent Contractor under this Agreement, and for all obligations, reports, and timely notifications relating to those taxes. Company has no obligation to pay or withhold any sums for those taxes.

5.2    Entire Agreement; Waiver; Assignment. This Agreement, contains the entire understanding of the parties with respect to its subject matter and supersedes all other agreements and offers with respect to such subject matter. This Agreement may not be assigned by Independent Contractor without the prior written consent of [Company]. The provisions of this Agreement may not be waived or changed except by a writing signed by the party against whom enforcement of the waiver or change is sought. No waiver of any breach shall constitute a subsequent waiver of any subsequent breach. This Agreement shall be binding on and inure to the benefit of the parties” successors and permitted assigns.

5.3    Breach of Agreement. In the event of an actual or alleged breach of this Agreement by Company, or under any other circumstances whatsoever, any rights and remedies Independent Contractor may have against Company or its successors or assigns will be limited to the right to recover actual damages, if any, in an action at law.

5.4    Acknowledgment of Irreparable Harm. Independent Contractor acknowledges that the Confidential [Company] Information contains trade secrets and other proprietary information, and that any disclosure or use of the Confidential Information other than as expressly permitted herein will cause irreparable harm to [Company]. Independent Contractor therefore agrees to the entry of temporary, preliminary and permanent injunctions by any court of competent jurisdiction to prevent breach, or to compel performance, of this Agreement. This remedy is in addition to any other remedy available to [Company].

5.5    Notices. Any notice required or permitted to be given under this Agreement shall be in writing or and may be personally delivered or sent by courier service or email, and shall be deemed given when delivered or sent to the address or email given at the outset of this Agreement, or as subsequently changed by notice.

5.6    Governing Law; Dispute Resolution. This Agreement shall he governed by and interpreted in accordance with the laws of the State of Oklahoma. Independent Contractor and [Company] agree that venue and jurisdiction for purposes of resolving any dispute that arises in connection with this Agreement shall lie only in courts located in Watonga, Oklahoma and they agree to bring all such actions in Watonga, Oklahoma.

5.7    Changes. No cancellation, modification, amendment, or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in writing signed by both parties. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

5.8    Opportunity for Legal Review. Each party has had the opportunity to review the terms of this contract with legal counsel and to negotiate the terms hereof.

5.9    Fees and Costs. If any action to enforce or interpret this Agreement is taken by [Company] or Independent Contractor against the other, then the substantially prevailing party in such action will be entitled to recover from the other its costs and expenses incurred in taking or defending such action, including reasonable fees of attorneys, the fees of experts and other technical advisors, and costs incurred and inclusive of any appeal.

5.10    Severability. If any provision of this Agreement is held to be invalid, void or unenforceable as written, such provision shall be interpreted so as to apply and be enforced to the maximum extent permitted by law, and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

6.	Performance

6.1    Miner Uptime. PaerTree will use commercially reasonable efforts to maintain ASIC miner uptime of at least 95%, consistent with the uptime requirements outlined in Client’s hosting contracts. Effort to maintain uptime target applies refers to efforts within PaerTree’s agreed-upon working hours (defined in Section 1.1 of this Agreement).

6.2    Excusable Downtime. PaerTree will not be held liable for downtime caused by events beyond their reasonable control, including:

●	Acts of God or Natural Disasters: Events such as floods, earthquakes, hurricanes, or other natural phenomena that prevent PaerTree from performing its duties.
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Force Majeure: Unforeseen circumstances that make performance of the Agreement impossible, illegal, or commercially impracticable. This could include war, terrorism, labor strikes, or government regulations.

●	ASIC Miner Failures/Repairs (Beyond Section 1.c): Downtime resulting from hardware failures or repairs exceeding the scope of routine maintenance covered under Section 1.c of this Agreement.
●	Electrical or Telecommunication Systems Failures: Outages or disruptions in the power grid or internet connectivity that impact miner operation.
●	Utility Outages: Power outages or other utility disruptions beyond PaerTree’s control.

●	Other External Failures/Factors: Any other unforeseen event or circumstance outside PaerTree’s reasonable control that significantly hinders their ability to maintain miner uptime.

6.3    Staffing. PaerTree will provide qualified, trained, and prepared personnel to perform all tasks included within their scope of work as defined in Appendix A of this Agreement. All work performed shall be completed in a timely, professional, and high-quality manner.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above.

PaerTree, Inc. INDEPENDENT CONTRACTOR By: /s/ Tristan Lucy Printed Name: Tristan Lucy Title: CEO Date: 8/14/2024 Email:	SPRE Watonga OK, LLC COMPANY By: /s/ Chris Bissell Printed Name: Chris Bissell Title: Mr. Date:8/14/2024 Email:

Appendix A: Scope of Work

1.	ASIC Management
a.	Monitor ASIC miners via Client provided foreman.mn subaccount to identify poorly performing or malfunctioning ASIC miners.
b.	Conduct routine visual inspections of the site for signs of overheating, damage, or malfunction.
c.	Perform routine cleaning and dust removal of mining fleet.
d.

Basic repairs and diagnostics for all malfunctioning miners. Basic repairs shall be defined on a case-by-case basis, and approximately include firmware flashing, cable reseating, control or hashboard replacement, fan and grill replacement / repair, and PSU replacement. Any repair requiring detailed analysis of integrated circuits, soldering, or software upgrades beyond firmware flashing shall be deemed Advanced Repairs.

e.	Log and track ASIC miner issues per Client request and systems.
f.	Configure and monitor foreman.mn pickaxe computers to agreed client standards.
2.	Systems & Site Management
a.	Perform preventative maintenance tasks, as outlined by infrastructure manufacturer (Digital Shovel), Client, and PaerTree recommendations.
b.	Perform routine cleaning and dust removal from site.
c.	Routinely swap/change intake air filters as required and indicated by excessive dust build-up. Set a fixed schedule by the end of the trial period.
d.

Routinely inspect all electrical, mechanical, and telecommunications systems for defects, signs of wear, or malfunction. Replace or repair on a case-by-case basis. Should necessary skills required to fix be beyond ASIC Technician, coordinate with owner.

e.	Manage and maintain LAN, VPN, Gateway, and all other networking systems to Client defined standards.
f.	Comply with and/or establish site safety standards for site staff.
3.	Coordination
a.	Assist client in maintaining MRO or spare parts as needed or required.
i.	By default under the Base Services, Client is responsible for quantizing, maintaining inventory, and purchasing parts required for MRO supply
b.	Attend weekly, bi-weekly, or monthly status meetings with the client to discuss site performance, concerns, and status per client preference.
c.	Provide high-level monthly service report detailing site and ASIC fleet performance and issues.
d.	Coordinate with client to facilitate onboarding of new ASIC miners and offboarding of existing miners.

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